Exhibit 99.1

Sonic Foundry and Neusoft Sign Expanded Distribution Agreement for Mediasite in China

Five year agreement includes commitment to significant revenue thresholds for the first 18 months

MADISON, Wis.--(BUSINESS WIRE)--June 3, 2015--Sonic Foundry, Inc. (NASDAQ:SOFO), the trusted global leader for video creation and management solutions, today announced the company has signed an expanded distribution agreement with Neusoft Cloud Technology Co., Ltd, a subsidiary of Neusoft Corporation ("Neusoft", SSE: 600718), the leading IT solution and service provider from China.

In accordance with the agreement, Neusoft will commit to $3.1 million in revenue through the end of fiscal 2016, with billings beginning in the third quarter of fiscal 2015. The agreement provides for further revenue commitments in following years at increasing annual levels.

The agreement formalizes the existing strategic relationship between the companies, and confirms a mutual commitment to meet the growing demand in the Chinese market for enterprise video. Neusoft has an extensive footprint in China, including a comprehensive sales & services network covering over 60 cities across China and dedicated sales and technical experts who will be focused on developing Mediasite business within China. Neusoft will also assume responsibility for localization of the software and building the Mediasite brand in China.

“Sonic Foundry has a strong strategic vision for enterprise video, and we’re pleased to leverage that vision in China. Mediasite’s flexibility and scalability allow us to add video to a broad range of applications, including education, government, corporate and events customers,” said Mr. Liu Yuekui, President of Neusoft Cloud Technology Co., Ltd. “Customers in China are seeking the most innovative video solutions and we are pleased to partner with a world-recognized brand.”

“This partnership is about more than Neusoft reselling our technology. It’s about integrating Mediasite into unique applications and service offerings, thereby creating a competitive differentiation and building the Mediasite brand in China. We look forward to deepening our collaborative efforts to reach new markets and meet rising customer demand for enterprise video solutions,” said Gary Weis, chief executive officer of Sonic Foundry.

The partnership will enhance Sonic Foundry’s already strong international presence. With customers in 60 countries and the recent acquisitions of Mediasite KK in Japan and MediaMission in the Netherlands, the company saw an 84% growth in international billings overall in fiscal year 2014.

About Neusoft Corporation

Neusoft is the leading IT solution and service provider in China with operations across the globe. With 20,000 employees around the world, Neusoft has a comprehensive marketing and service network in more than 60 cities across China, as well as subsidiaries in the U.S., Japan, Europe, Middle East and South America. The Company is the first listed software company in China and is traded on the Shanghai Stock Exchange. For more information, please visit: http://www.neusoft.com.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ:SOFO) is the trusted global leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for more than 3,000 customers in over 60 countries. Sonic Foundry is the leader in Aragon Research’s Globe for Video Content Management, Frost & Sullivan’s lecture capture leader for seven consecutive years, a leader in Forrester’s Enterprise Video Platforms and Webcasting Wave and a challenger in Gartner’s Magic Quadrant for enterprise video content management.

© 2015 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608-770-9052
tammy@sonicfoundry.com
Nicole Wise, 608-237-8678
nicolew@sonicfoundry.com